Exhibit (h)(3)

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

Notification of Management Fee Reduction

NOTIFICATION made as of June 30, 2018 by GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC, a Massachusetts limited liability company (the “Advisor”), to GMO Emerging Markets Fund (“EMF”), a series of GMO TRUST, a Massachusetts business trust (the “Trust”).

WHEREAS, the Advisor and the Trust, on behalf of EMF, are parties to an Amended and Restated Management Contract, dated August 12, 2009 (“Management Contract”); and

WHEREAS, under the Management Contract, EMF pays to the Advisor a fee computed and paid monthly at the annual rate of 0.75% of EMF's average daily net asset value (“Fee”);

WHEREAS, the Advisor is willing to reduce the Fee;

WHEREAS, the Advisor previously reduced the Fee payable to the Advisor by EMF under the Management Contract to an annual rate of 0.65% for the one year period beginning on January 1, 2017 via a notification of management fee reduction made as of November 30, 2016 (the “Existing Fee Reduction”);

WHEREAS, the Advisor now wishes to extend the terms of the Existing Fee Reduction through the one year period beginning on June 30, 2018;

NOW, THEREFORE, the Advisor hereby notifies the Trust that the Advisor has agreed to irrevocably reduce the Fee as follows:

Effective for the one year period beginning June 30, 2018, the Advisor irrevocably agrees to reduce the Fee payable to the Advisor by EMF under the Management Contract to an annual rate of 0.65%. The Fee shall continue to be calculated and paid in accordance with the terms of the Management Contract. During the period covered by this Notification, the arrangements set forth above may only be modified with the consent of the Trust (such consent in the case of the Trust to require a majority vote of the “non-interested” trustees of the Trust (as defined under the Investment Company Act of 1940, as amended)).

IN WITNESS WHEREOF, the Advisor has executed this notification on the day and year first above written.

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC.

By:	/s/ Gregory L. Pottle
Name:	Gregory L. Pottle
Title:	General Counsel
Reviewed by:	Douglas Charton

This Agreement is executed on behalf of GMO by a duly authorized officer or other agent solely in his or her capacity as an authorized signatory, pursuant to delegated authority from GMO, and not individually. The obligations of or arising out of this Agreement are not binding upon any officer or other agent, partner, member or director of GMO individually, but are binding only upon GMO and its assets. A Certificate of Organization of GMO is on file with the Secretary of The Commonwealth of Massachusetts.